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                                                                       Exhibit 8

                      [Sullivan & Cromwell LLP Letterhead]

                                                                January 29, 2003



The St. Paul Companies, Inc.,
     85 Washington Street,
         St. Paul, Minnesota 55102.

Ladies and Gentlemen:


                  We have acted as your special tax counsel in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $500,000,000 in Medium-Term Notes, Series D of The St. Paul Companies, Inc. (the "Company"). We hereby confirm to you our opinion is as set forth under the caption "United States Taxation" in the prospectus supplement, dated January [29], 2003 (the "Prospectus Supplement"), to the Prospectus, dated January 8, 2003, included in the related universal shelf registration statements on Form S-3 (File Nos. 333-98525 and 333-98525-01 and File Nos. 333-92466 and
333-92466-01) filed by the Company and St. Paul Capital Trust II with the Securities and Exchange Commission (the "Registration Statement").

                  We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the current report on Form 8-K filed on January 29, 2003 and the reference to us in the Prospectus Supplement under the caption "United States Taxation." In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                         Very truly yours,


                                                         /s/ Sullivan & Cromwell